FORM 04

GECC SERIES A FLOATING RATE PRICING STICKER

PROSPECTUS Pricing Supplement No. 3919

Dated November 21, 2002 Dated May 23, 2003

PROSPECTUS SUPPLEMENT Rule 424(b)(3)-Registration Statement

Dated November 22, 2002 No. 333-100527

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Floating Rate Notes)

Trade Date: May 23, 2003

Settlement Date (Original Issue Date): May 30, 2003

Maturity Date: May 30, 2008

Principal Amount (in Specified Currency): US$175,000,000

Price to Public (Issue Price): 100.00%

Agent's Discount or Commission: 1.00%

Net Proceeds to Issuer (in Specified Currency): US$173,250,000

Base Interest Rate: Treasury Rate (the auction rate on Treasury Bills having the Index Maturity specified below).

Index Currency: U.S. Dollars

Spread (Plus or Minus): Plus 60 basis points

Initial Interest Rate: 1.64%

Maximum Interest Rate: The interest rate on the Notes applicable to each Interest Reset Period, which will be equal to the Base Interest Rate plus the Spread, will be subject to a maximum interest rate of 4.80% per annum.

Index Maturity: Three months

Interest Payment Dates: Quarterly, on each February 28th, May 30th, August 30th and November 30th, commencing August 30, 2003. If any Interest Payment Date is not a Business Day, the applicable Interest Payment Date will be postponed to the next succeeding day that is a Business Day and interest thereon will continue to accrue.

Interest Reset Period: Quarterly

Calculation Agent: JP Morgan Chase Bank

(Floating Rate Notes)

Pricing Supplement No. 3919

Dated May 23, 2003

Rule 424(b)(3)-Registration Statement

No. 333-100527

Interest Reset Dates: Quarterly, on each February 28th, May 30th, August 30th and November 30th, commencing August 30, 2003. If any Interest Reset Date is not a Business Day, the applicable Interest Reset Date will be postponed to the next succeeding day that is a Business Day.

Interest Determination Dates: The day in the week in which the related Interest Reset Date falls on which day Treasury Bills are normally auctioned. Treasury Bills are normally sold a auction on Monday of each week, unless that day is a legal holiday, in which case the auction is normally held on the following Tuesday, except that the auction may be held on the preceding Friday; provided, however, that if an auction is held on the Friday of the week preceding the Interest Reset Date, the related Interest Determination Date will be the preceding Friday.

Day Count Convention: Actual/Actual

Redeemable On or After: The Notes are not redeemable by the Company prior to the Maturity Date.

Denominations: $1,000 and integral multiples of $1,000 in excess thereof.

Clearance and Settlement: Depository Trust Company.

CUSIP No.: 36962GC69

CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.

(Floating Rate Notes)

Pricing Supplement No. 3919

Dated May 23, 2003

Rule 424(b)(3)-Registration Statement

No. 333-100527

RISK FACTORS

Your investment in the Notes involves certain risks, not all of which are described in this Pricing Supplement. In the consultation with your own financial and legal advisers, you should carefully consider, among other matters, the following discussion of risks before deciding whether an investment in the Notes is suitable for you. The Notes are not an appropriate investment for you if you are unsophisticated with respect to their significant components and interrelationships.

Structure of Notes Indexed to Interest Rates

Because the Notes are indexed to the Treasury Rate, there will be significant risks not associated with a conventional fixed rate debt security. These risks include fluctuation of the interest rates and the possibility that you will receive a lower amount of interest. We have no control over a number of matters, including economic, financial and political events, that are important in determining the existence, magnitude and longevity of these risks and their results. In recent years, values of certain interest rates have been volatile, and volatility in those and other interest rates may be expected in the future. However, past experience is not necessarily indicative of what may occur in the future.

Your Return Will be Limited

You should understand that because the Notes are subject to a Maximum Interest Rate, as defined above, the rate of interest that will accrue on the Notes during any Interest Reset Period will never exceed 4.80% per annum.

(Floating Rate Notes)

Pricing Supplement No. 3919

Dated May 23, 2003

Rule 424(b)(3)-Registration Statement

No. 333-100527

Additional Information:

General.

At March 31, 2003, the Company had outstanding indebtedness totaling $266.077 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at March 31, 2003 excluding subordinated notes payable after one year was equal to $265.112 billion.

Consolidated Ratio of Earnings to Fixed Charges.

The information contained in the Prospectus under the caption "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:
		Year Ended December 31,			Three Months ended March 31, 2003
1998	1999	2000	2001	2002
1.50	1.60	1.52	1.72	1.65	1.78

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges. Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

Plan of Distribution:

The Notes are being purchased by Merrill Lynch, Pierce, Fenner & Smith Incorporated (the "Underwriter"), as principal, at the Public Offering Price set forth on the cover page hereof less an underwriting discount equal to 1.00% of the principal amount of the Notes.

SERIES A CLOSING DOCUMENTS